Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2014 Results

First Quarter Net Sales Increased 8.8%;

Three New Stores Opened in the First Quarter

Omaha, Nebraska (May 28, 2014) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its first quarter (thirteen weeks) ended May 3, 2014.

First Quarter Highlights

•	Net sales increased 8.8% to $143.0 million compared to $131.4 million in the thirteen weeks ended May 4, 2013.

•	Three new stores were opened in two new markets, including one new state, and one existing market in the first quarter as part of our expansion strategy.

“Our first quarter sales performance was driven by the ten new stores that we opened in fiscal 2013 and the three new stores that we opened in the first quarter of fiscal 2014, partially offset by a comparable store sales decline of 2.7%,” commented Scott King, Interim Chief Executive Officer. “While we are disappointed with our first quarter results, we are encouraged that comparable store sales improved as the quarter progressed. We believe that the initiatives that we have put in place to realign our merchandise mix, modify our store presentation and adjust our marketing to focus on merchandise, value and urgency and utilize information obtained from our loyalty program will produce improved comparable store sales results as the year progresses.”

King added, “We ended the quarter with inventory per average store below last year’s level, however, our aged inventory position as a percentage of total inventory is higher than historical levels due to our sales performance. As a result, we are planning to aggressively address this issue in the second quarter with additional markdowns to clear aged clearance goods. These actions will have a negative impact on second quarter gross margins, but should lead to an improved inventory position and improved gross margin in the back half of the year. In addition, we are reviewing our expense structure and believe we can enhance operating performance over the remainder of the year by up to $3.0 million after the costs associated with our plans to introduce eCommerce in 2015.”

First Quarter Financial Results

Net sales for the thirteen weeks ended May 3, 2014 increased 8.8% to $143.0 million from $131.4 million for the thirteen weeks ended May 4, 2013. Comparable store sales for the first quarter of fiscal 2014 decreased by 2.7% versus a 10.5% comparable store sales decrease in the first quarter of fiscal 2013. By merchandise category, Apparel generated the best comparable sales performance, followed by Accessories, then Home, with all categories experiencing a low single digit comparable store sales decrease.

Gross profit, which includes license fees, increased 7.4% to $63.4 million, or 44.3% of net sales, from $59.0 million, or 44.9% of net sales, in the first quarter of fiscal 2013. The 60 bps reduction was primarily due to higher promotional markdowns, as well as lower initial markup.

Selling, general and administrative costs were $63.4 million, or 44.3% of net sales, compared to $53.7 million, or 40.8% of net sales, in the first quarter of fiscal 2013. As a percentage of net sales, the increase in expenses was primarily due to deleveraging associated with the decline in comparable store sales, delivery costs associated with capitalized freight and depreciation expense, as well as non-recurring compensation and recruiting costs and pre-opening expenses related to a new corporate headquarters and new distribution center.

Interest expense increased to $1.2 million from $0.1 million in the first quarter of fiscal 2013 due to additional interest associated with the term loan entered into in August 2013 to fund a portion of the special cash dividend paid in September 2013.

The net loss for the first quarter of fiscal 2014 was ($0.7) million, or $(0.04) per diluted share, which includes $0.02 per diluted share associated with expenses related to the retirement of the Company’s former chief executive officer and interest expense of approximately $0.03 per diluted share associated with the term loan used to partially fund the special cash dividend, compared to net income of $3.2 million, or $0.17 per diluted share, in the first quarter of fiscal 2013.

Loyalty Program

Since launching its gRewards loyalty program in the second quarter of 2013, the Company has enrolled approximately 2.0 million guests as of the end of the first quarter of fiscal 2014. Although the program is still in the early stages, over 60% of the Company’s sales represent loyalty transactions and the average loyalty transaction has equated to a double digit percentage increase over the average non-loyalty transaction. In addition, the Company is utilizing information from the loyalty transactions to interact with guests with greater frequency and to tailor offers to their shopping behaviors.

New Store Performance

The Company recently opened three new stores in the first quarter of fiscal 2014 including two in new markets, Schererville, IN and Muskegon, MI, the Company’s first store in Michigan, representing the 20th state in which it operates, and one in an existing market of Boise, ID. Sales generated by the ten new stores opened in fiscal 2013 in aggregate are performing at 98% of the Company’s new store model.

Expansion Plans

The Company plans to open four additional new stores in the second and third quarters of 2014. The Company is expanding into three new markets and one additional new state, Texas, representing the 21st state in which it operates, in the second and third quarters with locations in Grand Rapids, MI; Saginaw, MI and Tyler, TX, as well as the existing market of St. Louis. The Company closed two existing stores earlier this year and will likely close another existing store in the fourth quarter. At the end of 2014, Gordmans will have increased its number of stores by 43% since the end of 2010, expanding from 68 to 97 stores.

The Company is also developing a strategy and an assessment of utilizing eCommerce as an additional channel in which to service guests and is evaluating potential omni-channel expansion by fiscal 2015.

Outlook

For the second quarter of fiscal year 2014 ending August 2, 2014, the Company currently expects net sales to be between $143 and $146 million, which reflect a low single digit comparable store sales decrease. The Company expects a reduction in gross profit margin of 90 – 100 bps compared to the second quarter of fiscal 2013 as a result of aggressive plans to address inventory content that has been strained by the poor sales performance, which, combined with lower inventory levels, will allow a better flow of new receipts moving into the fall season. Additional selling, general and administrative expenses related to depreciation and expenses associated with the Company’s second distribution center that will be operational towards the end of the second quarter in particular will result in continued deleveraging of expenses. The Company projects diluted loss per share in the range of $(0.16) to $(0.13), which includes the impact of interest expense associated with the term loan used to fund a portion of the special cash dividend of approximately $0.03 in earnings per share.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 28, 2014 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 94 stores in 20 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	May 3, 2014	February 1, 2014
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,044	$5,759
Accounts receivable	2,779	2,755
Landlord receivable	5,159	4,716
Income taxes receivable	4,384	3,809
Merchandise inventories	95,178	94,711
Deferred income taxes	2,786	2,815
Prepaid expenses and other current assets	9,237	8,361

Total current assets	137,567	122,926
PROPERTY AND EQUIPMENT, net	83,284	76,393
INTANGIBLE ASSETS, net	1,884	1,906
OTHER ASSETS, net	5,583	5,762

TOTAL ASSETS	$228,318	$206,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66,935	$42,561
Accrued expenses	32,546	28,748
Current portion of long-term debt	844	7,813

Total current liabilities	100,325	79,122

NONCURRENT LIABILITIES:
Long-term debt, less current portion	44,156	44,437
Deferred rent	32,910	31,591
Deferred income taxes	9,650	9,553
Other liabilities	418	479

Total noncurrent liabilities	87,134	86,060

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	53,513	53,795
Accumulated deficit	(12,673)	(12,009)

Total stockholders’ equity	40,859	41,805

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$228,318	$206,987

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013
	(Unaudited)	(Unaudited)
Net sales	$143,022	$131,434
License fees from leased departments	2,219	1,921
Cost of sales	(81,867)	(74,364)

Gross profit	63,374	58,991
Selling, general and administrative expenses	(63,358)	(53,673)

Income from operations	16	5,318
Interest expense, net	(1,197)	(121)

Income / (loss) before taxes	(1,181)	5,197
Income tax (expense) / benefit	449	(1,949)

Net income / (loss)	$(732)	$3,248

Basic earnings / (loss) per share	$(0.04)	$0.17
Diluted earnings / (loss) per share	$(0.04)	$0.17

Basic weighted average shares outstanding	19,351,918	19,242,790
Diluted weighted average shares outstanding	19,351,918	19,424,882

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200